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Exhibit 21.1

ENERSYS

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Organization
EnerSys Australia Pty Ltd.	Australia
EnerSys GmbH	Austria
EnerSys S.A.	Belgium
EnerSys Canada Inc.	Canada
Oldham Batteries Canada, Inc. (25%)	Canada
EnerSys Cayman L.P.	Cayman Islands
EnerSys (China) Huada Batteries Company Limited	China
EnerSys (Jiangsu) Huada Batteries Company Limited (84%)	China
Shenzhen Huada Power Supply Mechanical & Electrical Co. Ltd. (80%)	China
EnerSys, s.r.o.	Czech Republic
EnerSys A/S	Denmark
EnerSys Europe Oy	Finland
Chloride Batteries Industrielles S.A.	France
EH France SARL	France
Hawker S.A.	France
Hawker Batterien GmbH	Germany
Hawker GmbH	Germany
Hawker Verteib GmbH	Germany
EnerSys Asia Limited	Hong Kong
EnerSys Hungária KFT	Hungary
EnerSys SpA	Italy
Oldham Italia S.R.L.	Italy
EnerSys Holdings (Luxembourg) Sarl	Luxembourg
EnerSys Luxembourg Finance Sarl	Luxembourg
ESB de Mexico, S.A. de CV	Mexico
Powersonic, S.A. de CV	Mexico
Yecoltd, S. de R.L. de CV	Mexico
Hawker AS	Norway
EnerSys SA	Poland
Voltis Acumuladores Industrialis, Lda	Portugal
EnerSys Closed Joint Stock Company	Russia
EnerSys Reserve Power Pte. Ltd.	Singapore
Accumuladores Industriales EnerSys SA	Spain
EnerSys Sweden AB	Sweden
Hawker BV	The Netherlands
EnerSys Europe Ltd.	United Kingdom
EnerSys Holdings UK Ltd.	United Kingdom
EnerSys Ltd.	United Kingdom
EnerSys Capital Inc.	Delaware
EnerSys Del. LLC I	Delaware
EnerSys Del. LLC II	Delaware
EnerSys European Holding Co.	Delaware
EnerSys Delaware Inc.	Delaware
ESECCO, Inc.	Delaware
Esfinco, Inc.	Delaware

Esrmco, Inc.	Delaware
EnerSys Energy Products Inc.	Delaware
Hawker Powersource, Inc.	Delaware
Hawker Power Systems, Inc.	Delaware
New Pacifico Realty, Inc.	Nevada

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  Exhibit 21.1
ENERSYS Subsidiaries of the Registrant